UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.2)*

                                     Rhodia
                                (Name of Issuer)


                                 Ordinary Shares
                         (Title of Class of Securities)


                                   762397107**
                                 (CUSIP NUMBER)

                                   May 7, 2004
             (Date of Event Which Requires Filing of This Statement)


         CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

 [ ] Rule 13d-1(b)
 [X] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         **This CUSIP number relates to American Depositary shares.

CUSIP NO. 762397107

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Credit Agricole S.A.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

   (a) [X]
   (b) [ ]

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   France

--------------------------------------------------------------------------------

        NUMBER OF          5.   SOLE VOTING POWER


         SHARES            None
                           -----------------------------------------------------

      BENEFICIALLY         6.   SHARED VOTING POWER

                           18,072,144
        OWNED BY
                           -----------------------------------------------------

          EACH             7.   SOLE DISPOSITIVE POWER

                           None
        REPORTING
                           -----------------------------------------------------

         PERSON            8.   SHARED DISPOSITIVE POWER

                           18,072,144
--------------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   18,072,144

--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.9%(1)

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    CO

-----------
(1) Calculated on the basis of 627,582,158 Ordinary Shares, which, based on publicly available information, was the number of Ordinary Shares outstanding as of May 7, 2004.

CUSIP NO. 762397107

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Credit Lyonnais

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

   (a) [X]
   (b) [ ]

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   France

--------------------------------------------------------------------------------

        NUMBER OF          5.   SOLE VOTING POWER


         SHARES            None
                           -----------------------------------------------------

      BENEFICIALLY         6.   SHARED VOTING POWER

                           None
        OWNED BY
                           -----------------------------------------------------

          EACH             7.   SOLE DISPOSITIVE POWER

                           None
        REPORTING
                           -----------------------------------------------------

         PERSON            8.   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None

--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    CO

                                  SCHEDULE 13G

ITEM 1  (a)  Name of Issuer:

          Rhodia

ITEM 1  (b)  Address of Issuer's Principal Executive Offices:

          26 quai Alphonse Le Gallo
          92100 Boulogne-Billancourt
          France

ITEM 2  (a)  Name of Persons Filing:

          Credit Agricole S.A.
           Credit Lyonnais

ITEM 2  (b) Address of Principal Business Office or, if none, Residence:

          Credit Agricole S.A. has its registered office at 91-93 boulevard Pasteur, 75015 Paris, France.
          Credit Lyonnais has its registered office at 18, rue de la Republique, 69002 Lyon, France.

ITEM 2  (c)  Citizenship:

          See Item 4 of Cover Pages

ITEM 2  (d) Title of Class of Securities:

          Ordinary Shares

ITEM 2  (e)  CUSIP NUMBER:

          762397107

ITEM 3 If this statement is filed pursuant to Rules 13d-1(b), 13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act;

        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c) [ ] Insurance company as defined in Section 3(a)(19)of the Exchange Act;

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;

        (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F);

        (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4  Ownership.

(a) Amount beneficially owned: See Item 9 of Cover Pages

(b) Percent of Class: See Item 11 of Cover Pages

(c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: See Item 5 of Cover
               Pages

         (ii) shared power to vote or to direct the vote: See Item 6 of Cover Pages

         (iii) sole power to dispose of or to direct the disposition of: See
               Item 7 of Cover Pages

         (iv) shared power to dispose of or direct the disposition of: See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable.


ITEM 8  Identification and Classification of Members of the Group.

         Please see Exhibit I


ITEM 9  Notice of Dissolution of Group.

         Not Applicable


ITEM 10 Certification.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


Date:  May 11, 2004




/s/ Alain Seuge
---------------------------
Name: Alain Seuge
Title: Head of Group Compliance, Credit Agricole S.A.

                                Table of Exhibits


        Exhibit I     Identification and Classification of Members of the Group*

        Exhibit II Joint Filing Agreement between Credit Lyonnais and Credit Agricole S.A.*

        ---------------------
        * Previously filed as an exhibit to Amendment No. 1 to Schedule 13G, filed on February 10, 2004.